EXHIBIT 2.2

   Amendment to Purchase and Assumption Agreement dated May 14, 2001, by and between CapitalBank and Enterprise Bank of South Carolina.



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                                    AMENDMENT
                                       TO
                        PURCHASE AND ASSUMPTION AGREEMENT


         This Amendment to Purchase and Assumption Agreement ("Amendment") is made as of this 14th day of May, 2001, by and between CapitalBank, a South Carolina banking corporation, and Enterprise Bank of South Carolina, a South Carolina banking corporation ("Enterprise").

                                  Introduction
                                  ------------

         Pursuant to that certain Purchase and Assumption Agreement ("Agreement") dated January 29, 2001, by and between CapitalBank and Enterprise, CapitalBank has agreed to sell some of its assets to Enterprise. The parties to the Agreement desire to enter into this Amendment to reflect an amendment to the Agreement with respect to the obtainment of consents of other parties to leases and contracts assigned pursuant to the Agreement.

                                    Agreement
                                    ---------

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Notwithstanding anything contained in the Agreement, CapitalBank shall not be required to obtain, and shall not be liable for failure to obtain, the consent of the Landlord of the Branch Lease assigned pursuant to Section 2.1(a) of the Agreement or the consent of any of the parties to those certain leases and contracts listed on Schedule 2.3(c) of the Agreement.

         2. In the event a claim is made that CapitalBank failed to assign the Branch Lease to Enterprise in accordance with the terms of the Agreement (the "Lease Claim"), the parties hereto acknowledge and agree that, for purposes of such Lease Claim only, Sections 10.4 of the Agreement is hereby amended to read in its entirety as follows:

                  Section 10.4 Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Article 10, no indemnification shall be required to be made by either party until the aggregate amount of all such claims by a party exceeds an aggregate of $10,000. Once such aggregate amounts exceed $10,000, such party (or parties, in the case of a party's affiliate) shall thereupon be entitled to indemnification for all amounts in excess of such $10,000. In addition, the parties shall have no obligation under this Article 10 for any consequential liability, damage or loss the indemnified party may suffer as the result of any demand, claim or lawsuit. Notwithstanding anything contained in the Agreement to the contrary, any demand or claim arising out of failure of Seller to assign the Branch Lease to Purchaser in accordance with the terms of the Agreement must be made prior to the second anniversary of the Effective Time.
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         3. Except as otherwise modified hereby, the terms and provisions of the
Agreement shall remain in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of South Carolina. All capitalized terms used herein not defined shall have the meaning ascribed to them in the Agreement. No provision of this Amendment shall be interpreted against any party because such party or its legal representative drafted such provision.

                            [SIGNATURE PAGE ATTACHED]


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         IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Purchase and Assumption Agreement as of the day first above written.

                                     ENTERPRISE BANK OF SOUTH CAROLINA


/s/ David Johns                      By:   /s/ W.H. Varn, Jr.
-------------------                     --------------------------------------
Witness                                    W. H. Varn, Jr.
                                     Its:  President



                                     CAPITALBANK


/s/ Ralph W. Brewer                  By:   /s/ William G. Stevens
-------------------                     --------------------------------------
Witness                                    William G. Stevens
                                     Its:  President and Chief Executive Officer